As filed with the Securities and Exchange Commission on September 20, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHECK-CAP LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Check-Cap Building
29 Abba Hushi Avenue
P.O. Box 1271
Isfiya, 3009000, Israel
+972-4-8303400
(Address of principal executive offices, including zip code)

Check-Cap Ltd. 2015 Equity Incentive Plan and Check-Cap Ltd. 2015 United States Sub-Plan to the 2015 Equity Incentive Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
302-738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mark Selinger, Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 +1 212 547 5400	Eran Yaniv, Adv. Sharon Rosen, Adv. FISCHER (FBC & Co) 146 Menachem Begin Street Tel Aviv 6492103, Israel+972 3 6944111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 2.40 per ordinary share (“Ordinary Shares”), reserved for issuance pursuant to future awards under the 2015 Plan	1,731,848	$0.998	(2)	$1,728,384.30	$188.57
Ordinary Shares reserved for issuance pursuant to options outstanding under the 2015 Plan	1,118,152	$1.01	(3)	$1,129,333.52	$123.21
Total	2,850,000	N/A		$2,857,717.82	$311.78

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to the anti-dilution adjustment provisions of the Check-Cap Ltd. 2015 Equity Incentive Plan and the Check-Cap Ltd. 2015 United States Sub-Plan to the 2015 Equity Incentive Plan, as amended (the “2015 Plan”).

(2)
Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the ordinary shares available for future awards under the 2015 Plan were determined upon the basis of the average of the high price of $1.02 and the low price of $0.976 of the ordinary shares, reported on the Nasdaq Capital Market on September 17, 2021, in accordance with Rule 457(c) under the Securities Act.

(3)
Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the ordinary shares underlying outstanding options under the 2015 Plan, were determined upon the basis of the weighted-average exercise price of such outstanding options ($1.01 per share).

PART 1
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.          PLAN INFORMATION*

ITEM 2.          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.  The documents containing information specified in this Part I will be separately provided to the participants in the 2015 Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Check-Cap Ltd. (the “Registrant”) are incorporated herein by reference.

(1)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 18, 2021;

(2)	The Registrant’s Reports on Form 6-K filed with the SEC on March 19, 2021, May 12, 2021, July 2, 2021, August 5, 2021 and September 1, 2021; and

(3)
The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form F-1, as amended, under the Securities Act, as originally filed with the SEC on December 23, 2014 (Registration No. 333-201250) under the heading “Description of Share Capital and Securities Offered Hereby” and as incorporated into the Registrant’s Registration Statement on Form 8-A12B, filed with the SEC February 11, 2015, as modified by any amendment or report filed for the purpose of updating such description (Exchange Act File No. 001-36848).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Current Reports on Form 6-K furnished to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.          INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority, provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Registrant’s amended articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. The Registrant has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

The Registrant has entered into indemnification and exculpation agreements with each of its current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by its board of directors based on its activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that the Registrant may pay to any and all of its currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of its shareholders equity according to its most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.          EXHIBITS

See the attached Exhibit Index.

ITEM 9.          REQUIRED UNDERTAKINGS

(a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)
The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mount Carmel, Israel, on September 20, 2021.

CHECK-CAP LTD. By: /s/ Alex Ovadia Name: Alex Ovadia Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Check-Cap Ltd. hereby severally constitutes and appoints Mr. Alex Ovadia and Ms. Mira Rosenzweig, and each of them singly, the true and lawful attorney with full power to them, and each of them singly, to sign for the undersigned and in his or her name in the capacities indicated below, any and all amendments, including the post-effective amendments, to this Registration Statement, and generally to do all such things in the undersigned’s name and behalf in such capacities to enable Check-Cap Ltd. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all rules and regulation thereunder, and all requirements of the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms all that said attorneys or any of them shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on September 20, 2021.

Signature	Title

/s/ Alex Ovadia	Chief Executive Officer (Principal Executive Officer)
Alex Ovadia

/s/ Mira Rosenzweig	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Mira Rosenzweig

/s/ Steven Hanley	Chairman of the Board of Directors
Steven Hanley

/s/ Clara Ezed	Director
Clara Ezed

/s/ Mary Jo Gorman	Director
Mary Jo Gorman

/s/ XianQian Lin	Director
XianQian (XQ) Lin

/s/ Yuval Yanai	Director
Yuval Yanai

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Check-Cap Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on September 20, 2021.

By: /s/ Donald Puglisi Name: Donald Puglisi Title: Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Articles of Association of the Registrant (1)
5.1*	Opinion of FISCHER (FBC & Co), counsel to the Registrant, regarding the legality of the securities being registered
23.1*	Consent of Brightman Almagor Zohar & Co.
23.2*	Consent of FISCHER (FBC & Co) (included in Exhibit 5.1)
24.1*	Power of Attorney
99.1	Check-Cap Ltd. 2015 Equity Incentive Plan and Check-Cap Ltd. 2015 United States Sub-Plan to the 2015 Equity Incentive Plan (2)

(1)	Incorporated by reference to Exhibit 1.1 to the Form 20-F filed by the Registrant with the Securities and Exchange Commission on March 18, 2021.

(2)	Incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 6-K filed on July 6, 2015.

* Filed herewith.